Vicor Corporation Reported Its Financial Results for the First Quarter Ended March 31, 2011

ANDOVER, MA -- (Marketwire - April 26, 2011) - Vicor Corporation (NASDAQ: VICR) (the "Company") today reported its financial results for the first quarter ended March 31, 2011.

Revenues for the first fiscal quarter ended March 31, 2011, increased to $70,455,000, compared to $51,709,000 for the corresponding period a year ago, but decreased from $72,975,000 for the fourth quarter of 2010.

Gross margin increased to $30,454,000 for the first quarter of 2011, compared to $23,324,000 for the corresponding period a year ago, but decreased from $32,984,000 for the fourth quarter of 2010. Gross margin, as a percentage of revenue, decreased to 43.2% for the first quarter of 2011 compared to 45.1% for the first quarter of 2010, and decreased on a sequential basis from 45.2% for the fourth quarter of 2010.

Net income for the first quarter was $4,018,000, or $0.10 per diluted share, compared to net income of $1,952,000, or $0.05 per diluted share, for the corresponding period a year ago and net income of $10,807,000, or $0.26 per diluted share, for the fourth quarter of 2010.

The 2011 provision for income taxes, which is based on an estimated annual effective tax rate for 2011, approximates a full statutory tax rate, as compared with the lower effective tax rate for 2010, due to the utilization by the end of 2010 of all Federal operating loss carryforwards.

The consolidated book-to-bill ratio for the first quarter was 0.94, as compared to 0.66 for the fourth quarter of 2010. Total backlog at the end of the first quarter was $74,757,000, compared to $78,876,000, at the end of 2010.

Patrizio Vinciarelli, Chief Executive Officer, commented on the period's performance, stating, "Vicor performed to expectations for the first quarter, highlighted by a continuing ramp in production of our V.I Chip products. The Brick Business Unit performed well, with strength in exports offsetting a decline in U.S. defense programs, and Picor got closer to bringing to fruition its silicon-centric product strategy.

"As anticipated, Vicor is in a transition period with V.I Chips and VI Bricks becoming a higher percentage of our total sales. While early in the ramp of V.I Chips, the gross profit margin realized on these products is still far short of targets, and, as a result, our consolidated gross profit margin has declined in recent quarters. However, there is continued quarter over quarter progress being made at reducing average unit cost in V.I Chip."

Dr. Vinciarelli continued, "The last several months have seen an acceleration in the introduction of new products evidencing superior power technology. We are excited about the potential of our new VI Brick IBC050 line of intermediate bus converters, which are pin-compatible with industry standard bus converters, while providing much higher power throughput and efficiency. The performance of these products has caught the attention of OEMs seeking to gain competitive advantages."

Depreciation and amortization for the first quarter of 2011 was approximately $2,628,000, and capital additions totaled $2,973,000. For the same period of 2010, depreciation and amortization was $2,432,000 and capital additions totaled $2,429,000. Cash and cash equivalents increased by $7,121,000 to approximately $56,400,000 at the end of the first quarter of 2011 from $49,279,000 at the end of 2010. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases under the Company's stock repurchase plan.

As of March 31, 2011, the Company held approximately $18,975,000, at par value, of auction rate securities classified as long-term investments. As previously disclosed, conditions in the market for auction rate securities and the repeated failure of auctions by which such securities are priced have led the Company to classify its holdings as long-term investments and reduce their carrying value to an estimated market value. Based on the Company's ability to access cash and other short-term investments and its expected operating cash flows, management does not anticipate the current lack of liquidity of holdings of auction rate securities will affect the Company's ability to execute its current operating plan.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call on Tuesday, April 26, 2011, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 866-515-2911 at approximately 4:50 p.m. and use the Passcode 37984226. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through May 11, 2011. The replay dial-in number is 888-286-8010 and the Passcode is 60651207. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and the Company's capital resources. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                                      QUARTER ENDED
                                                       (Unaudited)
                                              -----------------------------
                                                 MAR 31,        MAR 31,
                                                  2011           2010
                                              -------------  --------------

Net revenues                                  $      70,455  $       51,709
Cost of revenues                                     40,001          28,385
                                              -------------  --------------
     Gross margin                                    30,454          23,324

Operating expenses:
     Sales & administration                          14,180          11,880
     Research & development                           9,854           8,868
                                              -------------  --------------
        Total operating expenses                     24,034          20,748
                                              -------------  --------------

Income from operations                                6,420           2,576

Other income (expense), net                            (198)             67
                                              -------------  --------------

Income before income taxes                            6,222           2,643

Provision for income taxes                            2,053             638
                                              -------------  --------------

Consolidated net income                               4,169           2,005

Less: Net income attributable to
 noncontrolling interest                                151              53
                                              -------------  --------------

Net income attributable to
 Vicor Corporation                            $       4,018  $        1,952
                                              =============  ==============

Net income per share attributable
 to Vicor Corporation:
        Basic                                 $        0.10  $         0.05
        Diluted                               $        0.10  $         0.05

Shares outstanding:
        Basic                                        41,771          41,666
        Diluted                                      41,859          41,700

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                 MAR 31,        DEC 31,
                                                  2011           2010
                                               (Unaudited)    (Unaudited)
                                              -------------  -------------
Assets

Current  assets:
     Cash and cash equivalents                $      56,400  $      49,279
     Accounts receivable, net                        39,796         38,825
     Inventories, net                                35,610         35,489
     Deferred tax assets                              2,499          2,164
     Other current assets                             2,273          2,397
                                              -------------  -------------
        Total current assets                        136,578        128,154

Long-term investments                                18,354         18,417
Property and equipment, net                          51,199         50,848
Long-term deferred tax assets, net                    1,830          2,805
Other assets                                          4,601          4,688
                                              -------------  -------------

                                              $     212,562  $     204,912
                                              =============  =============

Liabilities and Equity

Current liabilities:
     Accounts payable                         $      12,794  $      11,999
     Accrued compensation and benefits                7,489          6,772
     Accrued expenses                                 4,236          3,138
     Income taxes payable                               769            102
     Deferred revenue                                   520            689
                                              -------------  -------------
        Total current liabilities                    25,808         22,700

Long-term deferred revenue                            2,065          2,178
Long-term income taxes payable                        1,039          1,022

Equity:
  Vicor Corporation stockholders' equity:
     Capital stock                                  164,865        164,436
     Retained earnings                              137,809        133,791
     Accumulated other comprehensive loss            (1,318)        (1,369)
     Treasury stock                                (121,827)      (121,827)
                                              -------------  -------------
        Total Vicor Corporation stockholders'
         equity                                     179,529        175,031
  Noncontrolling interest                             4,121          3,981
                                              -------------  -------------
     Total equity                                   183,650        179,012
                                              -------------  -------------

                                              $     212,562  $     204,912
                                              =============  =============

For further information contact:
James A. Simms
Chief Financial Officer
Tel: 978-470-2900
Fax: 978-749-3439